Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Unity Software Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to Be Paid	Equity	Common Stock, par value $0.000005 per share (“Common Stock”)	Rules 457(c) and 457(h)(2)	4,760,262 shares(3)	$26.14(2)	$124,433,248.68(2)	0.00011020	$13,712.54

Fees Previously Paid	—	—	—	—	—	—		—

Carry Forward Securities

Carry Forward Securities	—	—	—	—		—			—	—	—	—

	Total Offering Amounts					$124,433,248.68		$13,712.54

	Total Fees Previously Paid							—

	Total Fee Offsets							—

	Net Fee Due							$13,712.54

(1)

Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of Common Stock that become issuable by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration, which results in an increase in the number of outstanding shares of Common Stock.

(2)

Estimated solely for the purpose of determining the registration fee pursuant to Rules 457(c) and 457(h) under the Securities Act. The proposed maximum offering price per share, maximum aggregate offering price and registration fee are based on a price of $26.14 per share of Common Stock, which price is an average of the high and low sales prices of the Common Stock as reported on the New York Stock Exchange on November 4, 2022.

(3)

Represents shares of Common Stock issuable pursuant to certain outstanding awards that were issued pursuant to the ironSource Ltd. 2013 Share Incentive Plan, as amended (the “ironSource 2013 Plan”), and the ironSource Ltd. 2021 Share Incentive Plan, as amended (the “ironSource 2021 Plan” and together with the ironSource 2013 Plan, the “ironSource Plans”), and shares of Common Stock which remain available for future issuance under the ironSource Plans, which plans were assumed by the Registrant pursuant to the terms of that certain Agreement and Plan of Merger, dated as of July 13, 2022, by and between the Registrant, Ursa Aroma Merger Subsidiary Ltd., a direct wholly owned subsidiary of the Registrant, and ironSource Ltd.